UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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QUICKSILVER RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QUICKSILVER RESOURCES INC.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When is the annual meeting?	•	9:00 a.m. Central Daylight Time, May 23, 2007.

Where is the annual meeting held?	•	Fort Worth Petroleum Club
777 Main Street, No. 3900
Fort Worth, Texas 76102

What are the items of business?	•	Elect two directors, Anne Darden Self and Steven M. Morris.

	•	Ratify the appointment of Deloitte & Touche LLP as Quicksilver’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

	•	Transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Who can vote?	•	You can vote if you were a stockholder of record on April 12, 2007. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience.

How can I vote?	•	Your vote is important. Please vote in one of the following ways:

-     By mail – mark, sign, date and promptly return the enclosed proxy card, or if you are a participant in the Quicksilver 401(k) Plan, the enclosed voting instruction card, in the pre-addressed, postage-paid envelope; or

- In person – submit a ballot at the annual meeting on May 23, 2007.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 20, 2007

QUICKSILVER RESOURCES INC.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of this proxy statement?
     The purpose of this proxy statement is to provide information regarding matters to be voted on at the annual meeting of stockholders of Quicksilver Resources Inc. to be held in 2007. Additionally, it contains certain information that the Securities and Exchange Commission and the New York Stock Exchange require Quicksilver to provide annually to its stockholders. This proxy statement is also the document used by Quicksilver’s Board of Directors to solicit proxies to be used at the annual meeting. Quicksilver pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.
When is the proxy statement being mailed?
     This proxy statement is first being mailed to Quicksilver’s stockholders on or about April 20, 2007.
Who is entitled to vote on the matters discussed in this proxy statement?
     You are entitled to vote if you were a stockholder of record of Quicksilver common stock as of the close of business on April 12, 2007. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.
How many votes do I have?
     Each share of Quicksilver common stock that you held on April 12, 2007 entitles you to one vote at the annual meeting. At the close of business on April 12, 2007, there were a total of 78,165,630 shares of Quicksilver common stock outstanding that are entitled to vote at the annual meeting.
How can I vote?
     You can vote in person by completing a ballot at the annual meeting, or you can vote prior to the meeting by proxy. Whether or not you plan to attend the annual meeting, Quicksilver encourages you to vote by proxy at your earliest convenience. You may vote by proxy by mail as discussed below.
How do I vote by proxy?
     If you choose to vote your shares by proxy, mark the proxy card and date, sign and return it to the Secretary of Quicksilver in the pre-addressed, postage-paid envelope provided. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted as recommended by the Board. If you mail the proxy card, but fail to sign it, your vote cannot be counted.

How can I vote my shares held in the Quicksilver 401(k) Plan?
     If you participate in the Quicksilver 401(k) Plan, you will receive a voting instruction card that lists shares credited to your 401(k) Plan account as of the close of business on April 12, 2007. To cast your vote with respect to these shares, you must sign and return your voting instruction card instructing Reliance Trust Company, the trustee for the 401(k) Plan, how to vote your shares held in the 401(k) Plan. To allow Reliance Trust Company sufficient time to vote shares held in the 401(k) Plan, you must submit your voting instruction card by 11:59 p.m. Eastern Daylight Time on May 18, 2007. If voting instruction cards with respect to shares held in the 401(k) Plan are not returned, those shares will be voted in the same proportion as the shares held in the 401(k) Plan for which voting instructions are received.
Can I change my mind after I vote?
     If you vote by proxy, you can revoke that proxy at any time before it is voted at the annual meeting. You can do this by:
•	signing another proxy card with a later date and returning it prior to the annual meeting; or

•	attending the annual meeting in person and casting a ballot.
What constitutes a quorum for the annual meeting?
     A majority of Quicksilver common stock entitled to vote must be present, either in person or by proxy, in order to constitute a quorum necessary to conduct the annual meeting. Abstentions and “broker non-votes” (which are shares with respect to which the broker or nominee is not authorized to vote on a proposal) will be counted for purposes of determining whether a quorum is present at the meeting.
How many votes are required to elect the director nominees?
     Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors.
How many votes are required to approve the other matters to be voted on?
     The affirmative vote of a majority of the shares voted, either in person or by proxy, at the annual meeting is needed to approve the ratification of the appointment of Deloitte & Touche LLP as Quicksilver’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Abstentions and broker non-votes will not have any effect on the outcome of the vote on these matters.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this proxy statement, the Board consists of seven members, four of whom are non-employee directors. Quicksilver’s Certificate of Incorporation provides that the Board will have not less than three nor more than nine members as fixed from time-to-time by vote of a majority of the entire Board. A majority of the entire Board has fixed the number of directors at eight. Fewer nominees are named than required to satisfy the number of directors fixed by the Board. A vacancy on the Board occurred when D. Randall Kent retired at the annual meeting of stockholders held in 2005. Quicksilver has no current plan to fill this vacancy, but may elect another director to fill it. Proxies cannot be voted for a greater number of persons than the number of nominees named.
     The Board is currently divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of Quicksilver’s stockholders. Two director nominees have been nominated for election at the annual meeting to serve for a three-year term expiring at the annual meeting of Quicksilver’s stockholders in 2010.
     The age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms are set forth below:
     Nominees for election at this meeting to a term expiring in 2010:
•	Anne Darden Self, age 49, has served on the Board since September 1999 and as Quicksilver’s Vice President – Human Resources since July 2000. Ms. Self has also served as President of Mercury Exploration Company since 2000. She served as Vice President – Human Resources of Mercury Exploration from 1992 to 2000.

•	Steven M. Morris, age 55, has served on the Board since March 1999. Mr. Morris is a Certified Public Accountant and has served as President of Morris & Company, a private investment firm, since 1992.
     Directors whose terms expire in 2009:
•	Glenn Darden, age 51, has served on the Board since December 1997 and as Quicksilver’s President and Chief Executive Officer since December 1999. He served as Quicksilver’s President and Chief Operating Officer from March 1999 to December 1999. Prior to joining Quicksilver in January 1998, Mr. Darden was employed with Mercury Exploration Company for 18 years.

•	James A. Hughes, age 44, has served on the Board since March 2005. He also served on the Board from July 2001 to March 2004. Mr. Hughes has been an energy industry consultant since April 1, 2007. He served as an executive of Priest River Ltd., a privately owned holding company, from 2003 through March 2007. Prior to that he served as President and Chief Operating Officer of Enron Global Assets, an international energy infrastructure company, from 1994 to 2003.

•	W. Yandell Rogers, III, age 44, has served on the Board since March 1999. Mr. Rogers has served as Chief Executive Officer of Priest River Ltd. and Lewiston Atlas Ltd., each a privately owned holding company, since 2002. He served as Chief Executive Officer of Ridgway’s, Inc., a provider of reprographics to the engineering and construction industries, from 1997 to 2002.
     Directors whose terms expire in 2008:
•	Thomas F. Darden, age 53, has served on the Board since December 1997 and as Quicksilver’s Chairman of the Board since December 1999. He served as Quicksilver’s Chairman of the Board and Chief Executive Officer from March 1999 to December 1999 and as Quicksilver’s President from

January 1998 to March 1999. Prior to joining Quicksilver, Mr. Darden was employed by Mercury Exploration Company for 22 years.

•	Mark J. Warner, age 43, has served on the Board since March 1999. Mr. Warner has served as the Director of Corporate Development of PointOne, a telecommunications company, since April 2004. Mr. Warner served as Senior Vice President of Growth Capital Partners, L.P., an investment banking firm, from 2000 to 2004 and as Director of Domestic Finance of Enron Corporation, an energy company, from 1995 to 2000. Mr. Warner previously served as a director for Hornbeck Offshore Services, a marine transport provider, from 1998 to 2001.
Family Relationship Between Directors
     Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.
Independent Directors
     An important component of a strong company is an independent Board that is accountable to Quicksilver and its stockholders. Quicksilver’s Board has been comprised of a majority of independent directors since 1999. On March 8, 2005, the Board revised its existing independence standards to, among other things, reflect the revised independence considerations set forth in the current listing standards of the NYSE. The categorical independence standards for directors adopted by the Board are attached to this proxy statement as Appendix A.
     Pursuant to Quicksilver’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2007. As a result of this review, the Board determined that each of Messrs. Hughes, Morris, Rogers and Warner satisfies Quicksilver’s categorical independence standards and further determined that each of them is independent of Quicksilver and its management within the meaning of the NYSE’s listing standards.
Corporate Governance Principles, Processes and Code of Business Conduct and Ethics
     You may find the full texts of Quicksilver’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics, as well as the charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance/) or submit a written request for a copy of any of these documents by writing to Quicksilver’s Investor Relations Department at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Quicksilver intends to post any amendments to or waivers of its Code of Business Conduct and Ethics with respect to its directors or executive officers in the Corporate Governance section of its website.
Committees of the Board
     The Board has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is composed solely of independent directors. Messrs. Hughes, Morris, Rogers, and Warner serve on each of these Committees.
     Audit Committee. The purposes of the Audit Committee are to:
•	Oversee management’s conduct of Quicksilver’s financial reporting process and systems of internal accounting and financial controls to assist in the Board’s oversight of: (i) the integrity of Quicksilver’s financial statements; (ii) Quicksilver’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualification and independence; and (iv) the performance of Quicksilver’s internal audit function and independent registered public accounting firm;

•	Select, determine the compensation of, and monitor the independence and performance of Quicksilver’s independent registered public accounting firm;

•	Select, determine the compensation of, and monitor the performance of Quicksilver’s Director of Internal Audit;

•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board; and

•	Prepare the report that the SEC rules require be included in Quicksilver’s annual proxy statement.
     The Audit Committee met nine times during fiscal 2006. The Board has determined that (i) each of Messrs. Hughes, Morris, Rogers and Warner meets the additional audit committee independence criteria specified in SEC rules and the NYSE’s listing standards; (ii) each of Messrs. Hughes, Morris, Rogers and Warner has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements; (iii) each of Messrs. Hughes, Morris, Rogers and Warner has accounting or related financial management expertise; and (iv) Mr. Morris, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
     Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee, also referred to as the NCG Committee, are to:
•	Identify individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	Recommend director nominees for each annual meeting of Quicksilver’s stockholders;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to Quicksilver; and

•	Oversee the evaluation of the Board and management.
     The NCG Committee met four times during fiscal 2006. In February 2007, the NCG Committee recommended to the Board that Ms. Self and Mr. Morris be nominated to serve as directors for a term ending on the date of the 2010 annual meeting.
     The NCG Committee has implemented a board education program designed to familiarize members of the Board with their responsibilities.
     In considering candidates for nomination at annual meetings of stockholders, the NCG Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. In the event of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board or not to re-nominate an incumbent director, the NCG Committee will identify and evaluate potential candidates for recommendation to the Board for nomination. The NCG Committee will solicit recommendations for candidates for nomination from the NCG Committee members, the Board, management and other persons that the NCG Committee believes are likely to be familiar with qualified candidates. The NCG Committee may also engage a professional search firm to assist in identifying qualified candidates.
     In considering nominees for election as directors, the NCG Committee takes into consideration the following criteria:
•	Personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which Quicksilver does business and in its industry or other industries relevant to its business;

•	Ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•	Skills and personality and how they fit with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Quicksilver; and

•	Diversity of viewpoints, background, experience and other demographics versus those of other directors and potential directors.
     The NCG Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management directors and independent directors, the need for Audit Committee expertise and its evaluations of other candidates.
     Stockholder Recommendations for Nomination of Directors. The NCG Committee will consider nominees for directors recommended by stockholders of Quicksilver and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the NCG Committee. Stockholders wishing to make such recommendations should write to the Nominating and Corporate Governance Committee c/o John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Stockholder recommendations for nominees should be delivered for receipt not more than 90 days and not less than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that in the event that the date of the meeting of stockholders is more than 30 days before or after such anniversary date, stockholder recommendations for nominees should be delivered for receipt not later than the close of business on the 15th day following the earlier of the day the notice was mailed or public disclosure of the meeting was made. Persons making submissions should include (i) the name and address of the recommended nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of Quicksilver common stock owned by the nominee, and (iv) other information that would be required to be disclosed in a proxy statement under the SEC rules.
     Compensation of Non-Management Directors. The NCG Committee is also responsible for conducting an annual review of the compensation of the non-management directors and, when it deems appropriate, recommending changes in such compensation to the Board. Longnecker & Associates (“Longnecker”), an independent compensation consulting firm directly engaged by the Compensation Committee, assists the NCG Committee in making recommendations regarding the compensation of the non-management directors by providing the NCG Committee with a market survey of non-management director compensation of comparably sized publicly-traded oil and gas companies and an analysis of the types and amounts of non-management director compensation shown in this survey. Based on the information provided by Longnecker, the NCG Committee makes its recommendations to the Board, generally targeting the 50th percentile of industry comparable non-management director compensation, and based on the recommendations of the NCG Committee, the Board approves the amount of compensation that the non-management directors receive for service on the Board and its committees. In addition, Quicksilver’s 2006 Equity Plan, which was approved by the Board and Quicksilver’s stockholders, specifies that each director who is not an employee of Quicksilver will receive specified equity awards.
     Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of Quicksilver’s executives.
     The Compensation Committee is authorized to:
•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	Review and approve annual and long-term performance goals and objectives for Quicksilver as they relate to compensation for the non-CEO executive officers and Quicksilver’s other employees;

•	Make recommendations to the Board with respect to non-CEO executive officer compensation and incentive compensation plans and equity-based plans that are subject to Board approval;

•	Grant awards under Quicksilver’s 2006 Equity Plan, other than awards to non-employee directors under such plan;

•	Establish, in the Compensation Committee’s discretion, any equity-based award pool (other than an option pool) to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board; and

•	Establish, in the Compensation Committee’s discretion, salary increase, bonus, other non-equity-based award and option pools to be allocated among Quicksilver’s non-executive officer employees by another committee of the Board or one or more members of management.
     In addition, the Compensation Committee’s responsibilities include:
•	Reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC and, based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in Quicksilver’s annual proxy statement or annual report on Form 10-K; and

•	Publishing an annual Compensation Committee Report as required by the SEC to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC.
     In connection with performing its duties, the Compensation Committee has directly engaged Longnecker to advise the Compensation Committee regarding executive compensation matters. Longnecker is engaged to make recommendations to the Compensation Committee regarding total compensation, the appropriate mix of components of compensation, and incentive plan metrics. Annually, Longnecker provides the Compensation Committee with information regarding compensation surveys and compensation norms for persons in comparable positions at companies in Quicksilver’s peer group. Longnecker also consults with Quicksilver’s executive officers each year in arriving at the appropriate peer group, and, in the course of developing recommendations to the Compensation Committee, Longnecker may engage in discussions with Quicksilver’s executive officers on other matters. Based on the information provided by, and the recommendations of, Longnecker, and the evaluations of the executive officers by the Chief Executive Officer, the Compensation Committee reviews and approves an overall compensation package for each executive officer. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation, including the role of the Chief Executive Officer in making determinations and recommendations to the Compensation Committee, are discussed under “Compensation Discussion and Analysis.”
     Quicksilver’s 2006 Equity Plan permits the Compensation Committee to delegate its authority to grant awards, except for certain awards to executive officers and directors, to one or more executive officers of Quicksilver. Pursuant to this authority, the Compensation Committee has delegated to the Equity Awards Committee, which consists of Glenn Darden, the authority to make certain awards to individuals other than executive officers and directors of Quicksilver. Glenn Darden is a director and the Chief Executive Officer of Quicksilver.
     The Compensation Committee met seven times during fiscal 2006.
Compensation of Directors
     Directors who are also employees of Quicksilver are not separately compensated for their services as directors. For 2006, each non-employee director received a fee of $166,250, with $60,000 of the fee paid in restricted stock (granted on January 3, 2006) and $106,250 of the fee paid in cash in quarterly installments at each regularly scheduled Board meeting (subject to elections by certain non-employee directors made in 2005 to receive restricted stock or options to acquire Quicksilver common stock in lieu of cash). Each of these equity awards was made under Quicksilver’s Amended and Restated 2004 Non-Employee Director Equity Plan.
     The following table sets forth certain information regarding the compensation of Quicksilver’s non-employee directors.

	Fees Earned or		Stock		Option
	Paid in Cash		Awards		Awards		Total
Name (1)	($)(2)		($)(3)		($)(4)		($)
James A. Hughes	106,250		69,406	(5)	9,692	(6)	185,348
Steven M. Morris	106,250		69,406	(7)	—	(8)	175,656
W. Yandell Rogers, III	46,250	(9)	69,406	(10)	60,000	(11)	175,656
Mark Warner	46,250	(12)	129,421	(13)	—	(14)	175,671

(1)	Anne Darden Self, a director who is also an executive officer of Quicksilver, receives no additional compensation for her services as a director and, accordingly, is not included in this table. For information regarding the compensation Ms. Self receives for her services as Quicksilver’s Vice President – Human Resources, see “Transactions with Management and Certain Stockholders.”

(2)	This column reports the amount of compensation earned in 2006 and paid in cash for Board and committee service.

(3)	This column reports the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006, for the fair value of restricted stock granted in 2006 as well as in prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 16 to Quicksilver’s audited financial statements for the fiscal year ended December 31, 2006, included in Quicksilver’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(4)	This column reports the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006, for the fair value of options granted in 2006 as well as in prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 16 to Quicksilver’s audited financial statements for the fiscal year ended December 31, 2006, included in Quicksilver’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(5)	The grant date fair value calculated in accordance with FAS 123R of the 1,352 shares of restricted stock granted to Mr. Hughes in 2006 was $60,015. As of December 31, 2006, Mr. Hughes held 1,352 shares of restricted stock.

(6)	As of December 31, 2006, Mr. Hughes held options to purchase 2,456 shares of common stock, all of which options were exercisable as of that date.

(7)	The grant date fair value calculated in accordance with FAS 123R of the 1,352 shares of restricted stock granted to Mr. Morris in 2006 was $60,015. As of December 31, 2006, Mr. Morris held 1,352 shares of restricted stock.

(8)	As of December 31, 2006, Mr. Morris held options to purchase 21,306 shares of common stock, all of which options were exercisable as of that date.

(9)	This amount does not include $60,000 that Mr. Rogers elected to receive in the form of an option to purchase 2,401 shares of common stock in accordance with the terms of Quicksilver’s Amended and Restated 2004 Non-Employee Director Equity Plan.

(10)	The grant date fair value calculated in accordance with FAS 123R of the 1,352 shares of restricted stock granted to Mr. Rogers in 2006 was $60,015. As of December 31, 2006, Mr. Rogers held 1,352 shares of restricted stock.

(11)	The grant date fair value calculated in accordance with FAS 123R of the option to purchase 2,401 shares of common stock in lieu of $60,000 of cash fees was $60,000. The options in lieu of cash fees were granted on January 3, 2006, at an exercise price of $44.39 per share. One-twelfth of these options became exercisable on each of the first ten monthly anniversaries of the date of grant, and the remaining one-sixth of these options became exercisable on December 3, 2006. As of December 31, 2006, Mr. Rogers held options to purchase 36,208 shares of common stock, all of which options were exercisable as of that date.

(12)	This amount does not include $60,000 that Mr. Warner elected to receive in the form of restricted stock in accordance with the terms of Quicksilver’s Amended and Restated 2004 Non-Employee Director Equity Plan.

(13)	The grant date fair value calculated in accordance with FAS 123R of the 2,704 shares of restricted stock granted to Mr. Warner in 2006, including those shares he acquired in lieu of $60,000 of his cash fees, was $120,030. As of December 31, 2006, Mr. Warner held 2,704 shares of restricted stock.

(14)	As of December 31, 2006, Mr. Warner held options to purchase 21,306 shares of common stock, all of which options were exercisable as of that date.
Presiding Director
     In May 2006, the Board elected James A. Hughes as Presiding Director, in accordance with the NYSE rules. Mr. Hughes’ primary responsibility is to preside over regularly scheduled sessions of Quicksilver’s non-management directors.
Communication with the Board
     Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors (or one or more named individuals), Quicksilver Resources Inc., 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Additionally, a stockholder or other interested party can contact the non-employee directors at (800) 826-6762, which number is also set forth in the Corporate Governance section of Quicksilver’s website (www.qrinc.com/corporate_governance/).
Board, Committee and Annual Meetings
     The Board held nine meetings during fiscal 2006. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served, other than Mr. Thomas Darden who attended six of nine meetings of the Board. All of the directors attended the annual meeting of Quicksilver’s stockholders in Fort Worth in May 2006 and each regularly scheduled quarterly meeting of the Board in 2006.
     Under Quicksilver’s Corporate Governance Guidelines, each director is expected to dedicate adequate time, energy and attention to ensure the diligent performance of his or her duties, which includes attending meetings of the Board and committees of which he or she is a member. In addition, Board members are expected to expend reasonable efforts to attend annual meetings of Quicksilver’s stockholders.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
     The following table presents information regarding the number of shares of Quicksilver common stock beneficially owned as of February 16, 2007, by each of Quicksilver’s directors, Quicksilver’s Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, and all directors and executive officers of Quicksilver as a group. In addition, the table presents information about each person known to Quicksilver to beneficially own more than 5% of Quicksilver common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 77,830,111 shares of Quicksilver common stock outstanding as of February 16, 2007.

Directors, Executive Officers and More Than 5% Stockholders	Beneficial Share Ownership
	Number	Percent of
	of Shares	Outstanding Shares
Directors and Executive Officers
Glenn Darden (1)(2)(3)(4)(5)	24,270,701	31.2%
Thomas F. Darden (1)(2)(3)(4)(5)	24,300,390	31.2%
Anne Darden Self (1)(2)(3)(4)(5)	23,873,185	30.7%
James A. Hughes (3)(5)	7,048	*
Steven M. Morris (3)(5)(6)	493,429	*
W. Yandell Rogers, III (3)(5)	76,898	*
Mark J. Warner (3)(5)	38,992	*
John C. Cirone (3)(5)	53,320	*
Paul J. Cook (3)(5)(6)	344,262	*
Philip W. Cook (5)(6)	30,455	*
Directors and executive officers as a group (14 persons)(1)(2)(3)(5)(6)	28,233,408	36.2%

Holders of More Than 5% Not Named Above
Pennsylvania Management, LLC (7)	22,783,455	29.3%
Quicksilver Energy L.P. (4)(7)(8)	22,783,455	29.3%
FMR Corp. (9)	11,743,078	14.9%
Capital Research and Management Company (10)	10,358,850	13.3%
Neuberger Berman Inc. (11)	6,169,492	7.9%

*	Indicates less than 1%

(1)	Includes as to each of Messrs. G. Darden and T. Darden and Ms. Self: (i) 172,500 shares held in grantor retained annuity trusts; (ii) 22,723,008 shares beneficially owned by Quicksilver Energy L.P., for which he or she has shared voting and investment power as a member of Pennsylvania Management, LLC, the sole general partner of Quicksilver Energy L.P.; (iii) an additional 35,328, 50,511 and 35,055 shares, respectively, in connection with the acquisition of shares by Quicksilver Energy L.P. described in note 8 below; and (iv) 8,464 shares he or she will receive within 60 days of February 16, 2007. Each of Messrs. G. Darden and T. Darden and Ms. Self disclaims beneficial ownership of all shares owned by Quicksilver Energy L.P., except to the extent of his or her pecuniary interest therein.

(2)	Includes with respect to each of the following individuals and the directors and executive officers as a group, the following approximate numbers of shares represented by units in a Unitized Stock Fund held through Quicksilver’s 401(k) Plan: Mr. G. Darden – 10,922; Mr. T. Darden – 41,289; Ms. Self – 19,908; and all directors and executive officers as a group – 74,046.

(3)	Includes with respect to each of the following individuals and the directors and executive officers as a group, the following numbers of shares subject to options that will vest on or before April 17, 2007: Mr. G. Darden – 54,899; Mr. T. Darden – 20,375; Ms. Self – 24,267; Mr. Hughes – 2,456; Mr. Morris – 21,306; Mr. Rogers –

23,707; Mr. Warner – 21,306; Mr. Cirone – 16,799; Mr. Paul J. Cook – 46,616; and all directors and executive officers as a group – 266,566.

(4)	Includes with respect to each of the following individuals and entity, the following number of shares pledged as collateral security for loans or loan commitments as well as in accordance with customary terms and conditions of standard margin account arrangements: Mr. G. Darden – 172,712; Mr. T. Darden – 835,414; Ms. Self – 20,000; and Quicksilver Energy L.P. – 2,315,431.

(5)	Includes with respect to each of the following individuals and the directors and executive officers as a group, the following numbers of shares of unvested restricted stock for which the indicated beneficial owners have no investment power: Mr. G. Darden – 63,379; Mr. T. Darden – 63,379; Ms. Self – 16,396; Mr. Hughes – 1,740; Mr. Morris – 1,740; Mr. Rogers – 1,740; Mr. Warner – 1,740; Mr. Cirone – 25,808; Mr. Paul J. Cook – 32,854; Mr. P. Cook – 28,333; and all directors and officers as a group – 304,691.

(6)	Includes with respect to each of the following individuals and the directors and executive officers as a group, the following numbers of shares that are pledged in accordance with customary terms and conditions of standard margin account arrangements: Mr. Morris – 429,432; Mr. Paul J. Cook – 255,536; Mr. P. Cook – 2,122; and all directors and officers as a group – 1,723,943.

(7)	As sole general partner of Quicksilver Energy L.P., Pennsylvania Management, LLC has sole voting and investment power with respect to 22,783,455 shares of Quicksilver common stock beneficially owned by Quicksilver Energy L.P. The address of Pennsylvania Management, LLC and Quicksilver Energy L.P. is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.

(8)	Includes 22,723,008 shares currently held and 60,447 shares which will be acquired within 60 days of February 16, 2007 pursuant to a Contribution Agreement, dated February 21, 2007, by and among Quicksilver Energy L.P. and the trustees of eight Darden family member trusts.

(9)	According to a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007, FMR Corp. had sole voting power over 1,825,724 shares of Quicksilver common stock and sole investment power over 11,743,078 shares of Quicksilver common stock. Includes 801,662 shares that may be acquired within 60 days of February 16, 2007, upon the conversion of $24.5 million aggregate principal amount of Quicksilver’s 1.875% Convertible Subordinated Debentures Due 2024, of which FMR Corp. owns $24,500,000 in aggregate principal amount. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10)	According to a Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 12, 2007, Capital Research and Management Company had sole voting power over 7,803,850 shares of Quicksilver common stock and sole investment power over 10,358,850 shares of Quicksilver common stock. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(11)	According to a Schedule 13G/A filed by Neuberger Berman Inc. with the SEC on February 13, 2007, Neuberger Berman Inc. had sole voting power over 773,427 shares of Quicksilver common stock, shared voting power with Neuberger Berman, LLC over 5,040,244 shares of Quicksilver common stock, and shared investment power with Neuberger Berman, LLC over 6,169,492 shares of Quicksilver common stock. The address of Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Quicksilver’s executive officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish Quicksilver with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to Quicksilver during, and with respect to, fiscal 2006 and written representations from Quicksilver’s directors and executive officers, Quicksilver believes that during fiscal 2006 all its executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

			Number of shares of common
			stock remaining available for
	Number of shares of	Weighted-average	future issuance under equity
	common stock to be issued	exercise price of	compensation plans
	upon exercise of outstanding	outstanding options,	(excluding shares of common
Plan Category	options, warrants and rights	warrants and rights	stock reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,793,045 (1)	$15.66	6,813,863 (2)
Equity compensation plans not approved by stockholders (3)	48,879	$7.43	—
Total	1,841,924	$15.44	6,813,863

(1)	Consists of the 2006 Equity Plan, the Amended and Restated 1999 Stock Option and Retention Stock Plan and the Amended and Restated 2004 Non-Employee Director Equity Plan.

(2)	Upon stockholder approval of Quicksilver’s 2006 Equity Plan, Quicksilver ceased to grant awards under the 1999 Stock Option and Retention Stock Plan and the 2004 Non-Employee Director Equity Plan. Accordingly, this number reflects only shares of common stock remaining available for future issuance under the 2006 Equity Plan.

(3)	Consists of options granted to non-employee directors in 2003 and other prior years in the absence of a formal plan.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer and the three most highly-compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. These five individuals are also referred to as named executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)		($)
Glenn Darden President and Chief Executive Officer	2006	309,020	361,809	89,347	189,146	28,970	(4)	978,292

Philip W. Cook Senior Vice President — Chief Financial Officer	2006	243,330	189,854	—	99,000	49,166	(5)	581,350

Thomas F. Darden Chairman of the Board	2006	309,020	361,809	89,347	189,146	28,221	(6)	977,543

Paul J. Cook Executive Vice President — Operations	2006	267,330	255,766	71,585	130,680	27,688	(6)	753,049

John C. Cirone Senior Vice President, General Counsel and Secretary	2006	234,330	186,668	46,063	95,288	27,248		589,597

(1)	This column reports the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006, for the fair value of restricted stock and restricted stock units granted in 2006 as well as in prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 16 to Quicksilver’s audited financial statements for the fiscal year ended December 31, 2006, included in Quicksilver’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(2)	No options were awarded in 2006. This column reports the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006, for the fair value of options granted in fiscal years prior to 2006, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Additional information regarding the calculation of these amounts is included in Note 2 and Note 16 to Quicksilver’s audited financial statements for the fiscal year ended December 31, 2006, included in Quicksilver’s Annual Report on Form 10-K filed with the SEC on March 1, 2007.

(3)	For each of the named executive officers, the amount in this column includes company payments of 401(k) plan matching and fixed contributions in an aggregate amount of $15,400 (except for Mr. Paul J. Cook, for whom such contributions total $14,867), an automobile allowance, club memberships and dues, life insurance premiums and accidental death and dismemberment premiums. Occasionally, at no incremental cost to Quicksilver, a spouse has accompanied a named executive officer on an aircraft leased by Quicksilver for a business trip.

(4)	In addition to the items listed in footnote 3 above, this amount includes company payments of long-term disability premiums and a residence internet connection.

(5)	In addition to the items listed in footnote 3 above, this amount includes payments in connection with Mr. Cook’s relocation upon employment with Quicksilver.

(6)	In addition to the items listed in footnote 3 above, this amount includes company payments of long-term disability premiums.

Grants of Plan-Based Awards in 2006
     The following table sets forth certain information regarding grants of non-equity awards under Quicksilver’s 2006 Executive Bonus Program and equity awards under the Amended and Restated 1999 Stock Option and Retention Plan made to the named executive officers in fiscal 2006.

					All Other
					Stock Awards:		Grant Date
		Estimated Possible Payouts Under			Number of		Fair Value of
		Non-Equity Incentive Plan Awards (1)			Shares or Units		Stock and
		Threshold	Target	Maximum	of Stock		Option Awards
Name	Grant Date	($)	($)	($)	(#)		($)(2)
Glenn Darden	—	0	229,268	458,535	—		—
	1/26/06	—	—	—	11,000	(3)	481,800
	1/26/06	—	—	—	11,000	(4)	481,800
Philip W. Cook	—	0	120,000	240,000	—		—
	1/26/06	—	—	—	5,000	(3)	219,000
	1/26/06	—	—	—	9,000	(4)	394,200
Thomas F. Darden	—	0	229,268	458,535	—		—
	1/26/06	—	—	—	11,000	(5)	481,800
	1/26/06	—	—	—	11,000	(6)	481,800
Paul J. Cook	—	0	158,400	316,800	—		—
	1/26/06	—	—	—	5,500	(3)	240,900
	1/26/06	—	—	—	10,000	(4)	438,000
John C. Cirone	—	0	115,500	231,000	—		—
	1/26/06	—	—	—	3,500	(5)	153,300
	1/26/06	—	—	—	8,000	(6)	350,400

(1)	These columns show the target and maximum awards payable if all four company performance measures under the 2006 Executive Bonus Program are met. Each named executive officer’s bonus is based 20% on earnings per share, 20% on cash flow from operations, 35% on production growth and 25% on reserve growth rate. If Quicksilver achieves at least 80% but less than 100% of the target amount for a performance measure, the named executive officer receives 50% of his target bonus with respect to that measure; if Quicksilver achieves at least 100% but less than 120% of the target amount for a performance measure, the named executive officer receives 100% of his target bonus with respect to that measure; and if the Quicksilver achieves 120% or more of the target amount for a performance measure, the named executive officer receives 200% of his target bonus with respect to that measure. The Compensation Committee has discretion to reduce or eliminate a named executive officer’s potential award based on qualitative individual performance. In addition, if Quicksilver achieves less than 80% of the target amount for a performance measure, the Compensation Committee has the discretion to pay a named executive officer an amount not to exceed 25% of the individual’s target amount with respect to that measure. The actual bonus amounts paid under the plan are set forth in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation,” and no other awards under this plan will be paid in the future.

(2)	This column shows the grant date fair value of restricted stock and restricted stock unit awards under FAS 123R granted to the named executive officers in 2006. Generally, the full grant date fair value is the amount Quicksilver would expense in its financial statements over the award’s vesting schedule.

(3)	Number of shares of restricted stock granted to the named executive officer under the Amended and Restated 1999 Stock Option and Retention Plan. Restrictions on these shares lapse one-third on January 26, 2007, one-third on January 26, 2008, and one-third on January 26, 2009. These restrictions may lapse earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or Change in Control”).

(4)	Number of shares of restricted stock granted to the named executive officers as a retention bonus under the Amended and Restated 1999 Stock Option and Retention Plan. The restrictions on all of these shares lapse on January 26, 2009. These restrictions may lapse earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or Change in Control”).

(5)	Number of restricted stock units granted to the named executive officer under the Amended and Restated 1999 Stock Option and Retention Plan. Upon vesting, each restricted stock unit entitles the named executive officer to one share of Quicksilver common stock. These restricted stock units vest one-third on January 26, 2007, one-third on January 26, 2008, and one-third on January 26, 2009. These restricted stock units may vest earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or Change in Control”).

(6)	Number of restricted stock units granted to the named executive officers as a retention bonus under the Amended and Restated 1999 Stock Option and Retention Plan. Upon vesting, each restricted stock unit entitles the named executive officer to one share of Quicksilver common stock. All of these restricted stock units vest on January 26, 2009. These restricted stock units may vest earlier upon death, disability, qualified retirement or a change in control (see “—Potential Payments upon Termination or Change in Control”).

Outstanding Equity Awards at Fiscal Year-End in 2006
     The following table sets forth information regarding the December 31, 2006, holdings of option and restricted stock awards by the named executive officers. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value of
	Unexercised	Unexercised		Option		Shares or Units		Shares or Units
	Options	Options		Exercise	Option	of Stock That		of Stock That
	(#)	(#)		Price	Expiration	Have Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
Glenn Darden	16,524	—		7.36	02/11/08
	18,000	27,000	(2)	11.01	01/07/10
	11,375	5,688	(3)	23.8333	12/21/09
						6,092	(4)	222,907
						11,000	(5)	402,490
						11,000	(6)	402,490

Philip W. Cook						5,000	(5)	182,950
						9,000	(6)	329,310

Thomas F. Darden	—	27,000	(2)	11.01	01/07/10
	11,375	5,688	(3)	23.8333	01/21/09
						6,092	(4)	222,907
						11,000	(7)	402,490
						11,000	(8)	402,490

Paul J. Cook	13,770	—		7.36	02/11/08
	4,380	—		11.01	01/07/10
	12,024	24,606	(2)	11.01	01/07/10
	8,240	3,714	(3)	23.8333	12/21/09
	—	407	(3)	23.8333	12/21/09
						4,375	(4)	160,082
						5,500	(5)	201,245
						10,000	(6)	365,900

John C. Cirone	1,224	—		7.36	02/11/08
	4,974	14,922	(2)	11.01	01/07/10
	2,588	916	(3)	23.8333	12/21/09
	3,039	1,898	(3)	23.8333	12/21/09
						2,949	(4)	53,971
						3,500	(7)	128,065
						8,000	(8)	292,720

(1)	The market value of stock awards is based on the closing market price of Quicksilver common stock on December 29, 2006, the last trading day of fiscal 2006, which was $36.59.

(2)	The option became exercisable with respect to one-third of these shares on January 7, 2007; the option will become exercisable with respect to one-third of these shares on each of January 7, 2008, and January 7, 2009.

(3)	The option with respect to these shares will become exercisable on December 21, 2007.

(4)	One-half of these shares of restricted stock vested on February 8, 2007; one-half of these shares of restricted stock will vest on February 8, 2008.

(5)	One-third of these shares of restricted stock vested on January 26, 2007; one-third of these shares of restricted stock will vest on each of January 26, 2008, and January 26, 2009.

(6)	All of these shares of restricted stock will vest on January 26, 2009.

(7)	One-third of these restricted stock units vested on January 26, 2007; one-third of these restricted stock units will vest on each of January 26, 2008, and January 26, 2009.

(8)	All of these restricted stock units will vest on January 26, 2009.
Option Exercises and Stock Vested in 2006
     The following table sets forth information regarding options exercised by the named executive officers in fiscal 2006 and restricted stock held by the named executive officers that became vested during fiscal 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Glenn Darden (1)	24,999	776,302	3,046	142,827
Philip W. Cook	—	—	—	—
Thomas F. Darden (2)	59,523	1,818,535	3,046	142,827
Paul J. Cook (3)	—	—	2,188	102,596
John C. Cirone (4)	—	—	1,475	69,163

(1)	Mr. Darden exercised options to purchase 24,999 shares of common stock at an exercise price of $5.3467 per share on March 1, 2006, when the market price of the common stock was $36.40 per share. Restrictions with respect to 3,046 shares of Mr. Darden’s restricted stock lapsed on February 8, 2006, when the market price of the common stock was $46.89 per share.

(2)	Mr. Darden exercised options to purchase 24,999 shares of common stock at an exercise price of $5.3467 per share, options to purchase 16,524 shares of common stock at an exercise price of $7.36 per share and options to purchase 18,000 shares of common stock at a price of $11.01 per share on March 24, 2006, when the market price of the common stock was $38.17 per share. Restrictions with respect to 3,046 shares of Mr. Darden’s restricted stock lapsed on February 8, 2006, when the market price of the common stock was $46.89 per share.

(3)	Restrictions with respect to 2,188 shares of Mr. Cook’s restricted stock lapsed on February 8, 2006, when the market price of the common stock was $46.89 per share.

(4)	Restrictions with respect to 1,475 shares of Mr. Cirone’s restricted stock lapsed on February 8, 2006, when the market price of the common stock was $46.89 per share.
Potential Payments upon Termination or in Connection with a Change in Control
Death, Disability and Retirement
     Under the terms of the 2006 Executive Bonus Program, if a named executive officer dies or becomes disabled and unable to work during the plan year, the executive is entitled to receive from Quicksilver a pro-rated award based on the number of calendar days that the executive participated in the year prior to death or disability. Under the terms of the 2007 Executive Bonus Plan, if a named executive officer dies or becomes disabled and unable to work during the plan year, the executive is entitled to receive from Quicksilver a pro-rated award based on the number of calendar days that the executive participated in the year prior to death or disability, and any award under the plan attributable to an equity award will be paid in a lump sum cash payment rather than shares of restricted stock.
     Under the agreements covering the outstanding shares of restricted stock and restricted stock units awarded to each of the named executive officers under the Amended and Restated 1999 Stock Option and Retention Stock Plan, the vesting of those shares is accelerated upon death, disability or retirement after attaining age 55 and completing five years of service with Quicksilver. Under the agreements covering options granted under the 1999 Stock Option and Retention Stock Plan, the vesting of those options is accelerated upon death or retirement after attaining age 55 and completing five years of service with Quicksilver. Under the agreements covering the outstanding shares of restricted stock awarded to each of the named executive officers under the 2006 Equity Plan, the vesting of those shares is accelerated upon death, disability or retirement after attaining age 62 and completing five years of service with Quicksilver.
Change in Control Payments
     Bonuses under the 2006 Executive Bonus Program constitute annual incentive bonuses under the 2006 Equity Plan, which contains terms for payments with respect to these annual incentive bonuses upon a change in control. If a change of control had occurred during the plan year (2006), each named executive officer would have been entitled to receive his maximum possible payout under the 2006 Executive Bonus Program for the full plan year. (See “—Grants of Plan-Based Awards in 2006”).
     Pursuant to the terms of the 2007 Executive Bonus Plan, if a change of control occurs during 2007, each named executive officer will be entitled to receive, within 30 days after the change-in-control event, his maximum possible payout under the 2007 Executive Bonus Plan for the full plan year, with any award under the plan attributable to an equity award to be paid in a lump sum cash payment rather than shares of restricted stock.
     In addition, options, shares of restricted stock and restricted stock units held by the named executive officers vest upon the occurrence of a change in control pursuant to the terms of those award agreements.
Change in Control Termination Payments
     Under the terms of the Quicksilver Resources Inc. Executive Change in Control Retention Incentive Plan, if, within two years after a change in control occurs, there is an involuntary termination of a named executive officer (including termination for specified “good reason” events), the named executive officer is entitled to:
•	a lump sum payment from Quicksilver of three times the sum of the executive’s base salary plus benchmark bonus;

•	accelerated vesting of all option and restricted stock awards held by the executive;

•	continued group medical insurance coverage, paid by Quicksilver, for two years following the termination date; and

•	continued group life insurance coverage, paid by Quicksilver, for two years following the termination date.
In addition, to the extent permitted by law, the executive’s 401(k) Plan account balances will become fully vested and nonforfeitable (to the extent such account balances are not already fully vested and nonforfeitable). The named executive officers must execute a general release to obtain these payments and benefits.
Change in Control Retention Bonuses
     Under the Quicksilver Resources Inc. Executive Change in Control Retention Incentive Plan, each of the named executive officers who remains employed by Quicksilver throughout the six-month period following a change in control is entitled to a cash retention bonus equal to one-half of the executive’s base salary, without regard to whether the executive is or ever will become entitled to severance benefits under the plan.
Potential Payments upon Termination or Change in Control Table
     The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 29, 2006, the last business day of 2006. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

							Acceleration of
							Equity-Based Awards
							Restricted
						Short-Term	Stock or
		Retention		Cash		Incentive	Restricted		Insurance
		Bonus		Severance		Compensation	Stock Units	Options	Premiums		Total
Name	Event	($)		($)		($)	($)(1)	($)(2)	($)		($)
Glenn Darden	Death	—		—		189,146	1,027,887	763,220	—		1,980,253
	Disability	—		—		189,146	1,027,887	—	—		1,217,033
	Retirement (3)	—		—		—	1,027,887	763,220	—		1,791,107
	Change in control	154,150	(4)	1,614,864	(5)	458,535	1,027,887	763,220	22,152	(6)	4,040,808	(7)
Philip W. Cook	Death	—		—		99,000	512,260	—	—		611,260
	Disability	—		—		99,000	512,260	—	—		611,260
	Retirement (8)	—		—		—	512,260	—	—		512,260
	Change in control	121,665	(4)	1,156,207	(5)	240,000	512,260	—	22,152	(6)	2,052,284	(7)
Thomas F. Darden	Death	—		—		189,146	1,027,887	763,220	—		1,980,253
	Disability	—		—		189,146	1,027,887	—	—		1,217,033
	Retirement (9)	—		—		—	1,027,887	763,220	—		1,791,107
	Change in control	154,150	(4)	1,614,864	(5)	458,535	1,027,887	763,220	22,152	(6)	4,040,808	(7)
Paul J. Cook	Death	—		—		130,680	727,227	681,993	—		1,539,900
	Disability	—		—		130,680	727,227	—	—		857,907
	Retirement (10)	—		—		—	727,227	681,993	—		1,409,220
	Change in control	133,665	(4)	1,277,190	(5)	316,800	727,227	681,993	22,152	(6)	3,159,027	(7)
John C. Cirone	Death	—		—		95,288	528,689	417,603	—		1,041,580
	Disability	—		—		95,288	528,689	—	—		623,977
	Retirement (11)	—		—		—	528,689	417,603	—		946,292
	Change in control	117,165	(4)	1,049,490	(5)	231,000	528,689	417,603	10,284	(12)	2,354,231	(7)

(1)	This amount reflects the market value, as of December 29, 2006, the last trading day of fiscal 2006, of unvested shares of restricted stock or restricted stock units that would vest upon the occurrence of the applicable event. The closing market price of Quicksilver’s common stock was $36.59 on December 29, 2006.

(2)	This amount reflects the difference between $36.59, the closing price of Quicksilver’s common stock on December 29, 2006, minus the option exercise price of unvested options that would vest upon the occurrence of the applicable event. This amount does not include any amounts that would be realizable by the executive in connection with the exercise of options that were vested but unexercised as of December 29, 2006. See “—Outstanding Equity Awards at Fiscal Year-End in 2006.”

(3)	These amounts reflect payments upon retirement after attaining age 55 and completion of five years of service with Quicksilver. Mr. Darden would first satisfy these conditions on September 22, 2010.

(4)	This amount is payable only if the named executive officer remains employed by Quicksilver throughout the six-month period following a change in control.

(5)	This amount is payable only if there is an involuntary termination of the named executive officer within two years after a change in control occurs.

(6)	This amount consists of health insurance premiums of $21,000 and life insurance premiums of $1,152 and is payable only if there is an involuntary termination of the named executive officer within two years after a change in control occurs.

(7)	This amount reflects both the payment of the retention bonus (see note 4 above) and payment of cash severance and insurance premiums upon involuntary termination (see notes 5 and 6 above and note 12 below).

(8)	These amounts reflect payments upon retirement after attaining age 55 and completion of five years of service with Quicksilver. Mr. Cook would first satisfy these conditions on November 12, 2016.

(9)	These amounts reflect payments upon retirement after attaining age 55 and completion of five years of service with Quicksilver. Mr. Darden would first satisfy these conditions on July 7, 2008.

(10)	These amounts reflect payments upon retirement after attaining age 55 and completion of five years of service with Quicksilver. Mr. Cook would first satisfy these conditions on July 23, 2011.

(11)	These amounts reflect payments upon retirement after attaining age 55 and completion of five years of service with Quicksilver. Mr. Cirone would first satisfy those conditions on July 1, 2007.

(12)	This amount consists of health insurance premiums of $9,132 and life insurance premiums of $1,152 and is payable only if there is an involuntary termination of the named executive officer within two years after a change in control occurs.

COMPENSATION DISCUSSION AND ANALYSIS
Objectives
     Quicksilver’s philosophy with respect to compensation of executive officers is to improve company performance by creating a direct relationship between compensation and company performance and by providing competitive compensation in order to attract, retain and motivate high-quality executive officers. To accomplish the objectives of this philosophy, the Compensation Committee believes that compensation should take into account both personal performance and Quicksilver’s performance and be structured to advance both the short- and long-term interests of Quicksilver and its stockholders. The Compensation Committee also believes that it is appropriate to tie a significant portion of the named executive officers’ compensation to the value of Quicksilver stock in order to encourage them to think and act like owners and enhance their commitment to Quicksilver’s success.
Compensation Strategies
     To achieve these objectives, the Compensation Committee employed the following general compensation strategies in 2006 with respect to compensation of the named executive officers:
•	target between the 50th and 75th percentiles of total compensation for similar positions in markets in which Quicksilver and its subsidiaries compete for talent;

•	use cash bonuses based on the achievement of overall company goals to provide a range of award levels that are competitive with awards offered by other peer group companies; and

•	use equity-based incentive tools to encourage executives to focus on long-term company goals, provide executives a stake in future company performance, and provide incentives for executives to continue employment with Quicksilver.
     To assist the Compensation Committee generally, and specifically in establishing the types and amounts of compensation to achieve the objectives listed above, the Compensation Committee has retained Longnecker & Associates (“Longnecker”), an independent compensation consulting firm.
Elements of Compensation for 2006
     Quicksilver’s compensation program currently consists of base salary, annual cash bonuses, long-term incentive equity awards, retirement benefits, certain perquisites and, when appropriate, retention bonuses or discretionary cash bonuses. In addition, Quicksilver provides change-in-control protections for each of the named executive officers.
     Each element of Quicksilver’s compensation program is intended to advance Quicksilver’s objectives of attracting, retaining and motivating talented executives, and to enhance Quicksilver’s competitive position in the market for executive-level personnel. The Compensation Committee believes that the combined elements of Quicksilver’s compensation program advance both short- and long-term interests of Quicksilver and its stockholders. Annual cash bonuses and long-term equity incentive awards take into account both personal performance and Quicksilver’s performance, and long-term equity incentive awards and equity-based retention bonuses are designed to both advance the long-term interests of Quicksilver and its stockholders and to tie executive compensation to the value of Quicksilver stock.
     For the named executives, in 2006, base salaries ranged from 32% to 42% of total compensation, target annual cash bonuses ranged from 20% to 23% of total compensation, and equity-based compensation ranged from 33% to 46% of total compensation. In calculating these percentages, both total compensation and equity-based compensation were computed using the FAS 123R values for stock awards and option awards appearing in the Summary Compensation Table. The Compensation Committee believes that this mix of compensation elements provides sufficient fixed cash compensation to attract and retain qualified executives, places a sufficient amount of potential cash compensation at risk to motivate the executives to achieve annual company goals, and provides the executives with sufficient equity incentives to motivate them to achieve long-term company goals. In addition, because the equity component vests over time, it encourages executives to continue their employment relationship with Quicksilver.
Base Salaries
     In evaluating the 2006 base salaries of the named executive officers, the Compensation Committee considered Quicksilver’s performance and each executive’s skills and experience, the performance of the Chief Executive Officer and the Chairman of the Board and, with respect to the other executive officers, input from the Chief Executive Officer regarding the performance of each executive officer. In addition, the Compensation Committee considered benchmark data from seven compensation surveys and compensation norms for persons in comparable positions at companies in Quicksilver’s peer group, with a view to targeting the 50th percentile for comparable positions in the peer group. Quicksilver’s peer group for 2006 consists of the following small to midsize publicly-traded companies engaged in oil and natural gas production and exploration: Cabot Oil & Gas Corporation, Comstock Resources, Inc., Forest Oil Corporation, Patina Oil & Gas Corp. (which, as of the date of this proxy statement, is no longer publicly traded), Penn Virginia Corporation, Range Resources Corporation, Spinnaker Exploration Company (which, as of the date of this proxy statement, is no longer publicly traded), St. Mary Land & Exploration Company, Stone Energy Corporation and Ultra Petroleum Corporation. Factors considered in selecting this peer group included type of business, market capitalization, number of employees, and amount of revenues and assets.
     In establishing the base salaries of the Chief Executive Officer and the Chairman of the Board, the Compensation Committee considered a report prepared by Longnecker regarding the base salaries of similarly positioned executives in the oil and gas industry. Longnecker based this report on a market comparative study conducted in 2005. In addition, the Compensation Committee noted Longnecker’s belief that the current base salaries of the Chief Executive Officer and the Chairman of the Board were lower than those of similarly positioned executives. Furthermore, the Compensation Committee considered its evaluation of the performance of the Chief Executive Officer and the Chairman of the Board. In light of these considerations, the Compensation Committee increased the annual base salary for each of the Chief Executive Officer and Chairman of the Board by $22,644.
     In establishing a base salary increase pool in the amount of $85,163 for the Chief Executive Officer to allocate among the other executive officers and certain officers of a subsidiary of Quicksilver, the Compensation Committee considered Longnecker’s report as well as recommendations of the Chief Executive Officer. The Chief Executive Officer’s recommendations were based on his review of the Longnecker report, his evaluation of the performance of the executive officers, and consultation with Quicksilver’s Vice President – Human Resources. Because Mr. Philip Cook’s base salary had been recently established upon his hiring in late 2005, the Chief Executive Officer chose not to increase his base salary for 2006. In increasing Mr. Paul J. Cook’s salary by $24,000, the Chief Executive Officer noted in particular Longnecker’s recommendation that a 10% increase was appropriate for Mr. Paul J. Cook because of his recent promotion to Executive Vice President – Operations. Similarly, in increasing Mr. Cirone’s salary by $21,000, the Chief Executive Officer noted in particular Longnecker’s recommendation that a 10% increase was appropriate for Mr. Cirone because of his recent promotion to Senior Vice President.
Annual Cash Bonuses
     Annual cash bonus targets are set to reflect a range of award levels that are intended to be competitive with awards offered by other peer companies to reward similarly situated executives. Because payouts under Quicksilver’s annual bonus plan each year are linked to the achievement of overall corporate goals (with the relevant goals and objectives established and communicated near the beginning of each year), these bonuses are designed to align the named executive officers’ short-term interests with those of Quicksilver.
     On March 31, 2006, the Compensation Committee recommended to the Board, and the Board subsequently adopted, the 2006 Executive Bonus Program. Pursuant to this program, the named executive officers can earn cash bonuses based on Quicksilver’s achievement of specified corporate goals. The portion of a bonus in excess of 25% of the named executive officer’s target incentive is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

     The Compensation Committee established target and maximum bonus levels to be paid under the 2006 Executive Bonus Program for the named executive officers as a percentage of each participant’s base salary in effect on March 31, 2006, as follows:

	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Amount	of	Amount
Name	Base Pay	($)	Base Pay	($)
Glenn Darden	75%	229,268	150%	458,535
Thomas F. Darden	75%	229,268	150%	458,535
Paul J. Cook	60%	158,400	120%	316,800
Philip W. Cook	50%	120,000	100%	240,000
John C. Cirone	50%	115,500	100%	231,000
     The 2006 bonuses are based upon four company performance measures: (i) earnings per share; (ii) cash flow from operations; (iii) production growth; and (iv) reserve growth rate. The Compensation Committee established the relative weight to be accorded to each performance measure and various target levels based on percentages of target performance for each performance measure, as set forth in the 2006 Executive Bonus Program (see “Executive Compensation – Grants of Plan-Based Awards in 2006”). Bonus amounts under the program are based on actual performance relative to the established performance targets and weightings. The Compensation Committee has discretion to reduce or eliminate a named executive officer’s potential award based on qualitative individual performance measures. In addition, if minimum specified corporate goals are not met, the Compensation Committee has the discretion to pay a named executive officer an amount not to exceed 25% of the individual’s target amount. Target levels were not achieved with respect to all of the performance measures, and, with respect to one of the performance measures for which 80% of the target performance was not met, the Compensation Committee used its discretion to assign a value of 25% with respect to that measure. As a result of these factors, each of Messrs. Glenn Darden and Thomas Darden received an annual cash bonus payment equal to 62% of his base salary, Mr. Paul J. Cook received an annual cash bonus payment equal to 50% of his base salary, and each of Messrs. Philip Cook and John Cirone received a cash payment equal to 41% of his base salary. The Compensation Committee believes that paying such bonuses in appropriate circumstances could advance Quicksilver’s objectives of attracting, retaining and motivating talented executives.
Equity Awards
     Long-Term Incentive Awards. On January 26, 2006, based on management’s recommendations and discussions with Longnecker regarding long-term incentive awards, the Compensation Committee made restricted stock or restricted stock unit grants to the named executive officers as set forth under “Executive Compensation – Grants of Plan-Based Awards in 2006.” The shares subject to each grant are to vest one-third on each of the first three anniversaries of the date of grant. The Compensation Committee’s practice is to grant long-term incentive awards near the beginning of each year to align the performance periods for the awards with Quicksilver’s fiscal periods. In determining the type of award to grant each named executive officer, the Compensation Committee considered the tax consequences for certain participants, and determined that restricted stock units rather than restricted stock would be more beneficial for certain participants. In making the awards to the Chief Executive Officer and the Chairman of the Board, the Compensation Committee considered Longnecker’s recommendations.
     Retention Bonuses. On January 26, 2006, the Compensation Committee granted the named executive officers retention bonuses in the form of restricted stock or restricted stock units in the amounts set forth under “Executive Compensation – Grants of Plan-Based Awards in 2006.” The Compensation Committee’s decision to pay retention bonuses was based upon the recommendation of the Chief Executive Officer and analyses provided by Longnecker. Longnecker advised the Compensation Committee that retention bonuses were currently common in the oil and gas industry because of a competitive labor market resulting from increased oil and gas exploration and production activity caused by higher commodity prices and increased cash reserves. Longnecker also advised the Compensation Committee that the retention bonuses in the amounts set forth under “Executive Compensation – Grants of Plan-Based Awards in 2006” approximated market rates based on recent surveys. In determining the type of award to grant each named executive officer, the Compensation Committee considered the tax consequences for certain participants, and determined that restricted stock units rather than restricted stock would be more beneficial for certain participants. Finally, in order that these grants have the effect of retaining the executives for a number of years, the Compensation Committee provided that the awards would not vest until January 26, 2009.
Retirement Benefits
     As retirement benefits in 2006, Quicksilver made contributions to Quicksilver’s 401(k) plan on behalf of each of the named executive officers. In addition, all outstanding equity awards granted to named executive officers generally vest immediately upon qualified retirement.
Perquisites and Other Benefits
     Quicksilver does not view perquisites as a significant element of compensation and, accordingly, limits the use of perquisites. During 2006, the named executive officers were reimbursed for club memberships and dues. In addition, during the first nine months of 2006, the named executive officers received vehicle allowances, which have since been discontinued and replaced with a commensurate increase in base salary. The named executive officers are also eligible to receive the health, dental, vision, life, accidental death and dismemberment, and long-term disability insurance generally available to all Quicksilver employees.
Elements of Compensation for 2007
     The Compensation Committee has taken the actions listed below with respect to modifying the compensation of the named executive officers for 2007.
Base Salaries
     In November 2006, the Compensation Committee established the 2007 base salary for the Chief Executive Officer and recommended to the Board, for approval, the 2007 base salaries for the other named executive officers. In making these determinations and recommendations, the Compensation Committee considered Quicksilver’s performance and each executive’s skills and experience. In addition, the Compensation Committee considered benchmark data from seven compensation surveys and compensation norms for persons in comparable positions at companies in Quicksilver’s 2007 peer group, with a view to targeting the 50th percentile for comparable positions. Factors considered in selecting Quicksilver’s 2007 peer group again included type of business, market capitalization, number of employees, and amount of revenues and assets. Quicksilver’s peer group for 2007 consists of the following small to midsize publicly-traded companies engaged in oil and natural gas production and exploration: Pogo Producing Company, Cimarex Energy Co., Forest Oil Corp., Plains Exploration & Production Company, St. Mary Land & Exploration Company, Cabot Oil and Gas Corporation, The Houston Exploration Company, Denbury Resources Inc., Range Resources Corporation, Encore Acquisition Company and Petrohawk Energy Corporation. Longnecker provided the Compensation Committee with a detailed report based on the compensation of executives serving companies in the 2007 peer group and published compensation survey data. In addition, the Compensation Committee reviewed in detail, with respect to each named executive officer, each element of annual compensation and the total annual compensation provided by all elements of compensation for each of the last two years, as well as wealth and retirement benefits accumulation resulting from Quicksilver programs. Finally, with respect to the Chief Executive Officer, the Compensation Committee considered its evaluation of his performance, and with respect to each of the other named executive officers, the Chief Executive Officer’s evaluation of each executive’s performance. Based on the foregoing, and in addition to the salary increases in respect of discontinued vehicle allowances discussed above, the Compensation Committee increased Mr. Glenn Darden’s salary, and recommended to the Board increases in the other named executive officers’ salaries (which the Board subsequently approved), as follows:

Salary Increase
Executive	($)
Glenn Darden	12,760
Thomas F. Darden	12,760
Paul J. Cook	11,093
Philip W. Cook	10,133
John C. Cirone	9,773

Bonuses
     Discretionary Cash Bonuses. On March 19, 2007, the Compensation Committee approved a discretionary cash bonus to the named executive officers as set forth in the table below. The Compensation Committee decided to award these bonuses, upon the recommendation of Longnecker, in the first quarter of 2007 because of the sustained competitive labor market resulting from increased oil and gas exploration and production activities and to incentivize and motivate the executive team.

Amount of
Bonus
Executive	($)
Glenn Darden	110,000
Thomas F. Darden	110,000
Paul J. Cook	50,000
Philip W. Cook	70,000
John C. Cirone	50,000
     Annual Bonuses. On April 10, 2007, the Compensation Committee recommended to the Board, and the Board adopted, the 2007 Executive Bonus Plan. Pursuant to this program, the named executive officers can earn cash bonuses and awards of restricted stock based on Quicksilver’s achievement of specified corporate goals.
     The Compensation Committee established target and maximum cash bonus levels to be paid under the 2007 Executive Bonus Plan for the named executive officers as a percentage of each participant’s base salary for 2007, as follows:

	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Amount	of	Amount
Name	Base Pay	($)	Base Pay	($)
Glenn Darden	150%	497,655	300%	995,310
Thomas F. Darden	150%	497,655	300%	995,310
Paul J. Cook	100%	288,413	200%	576,826
Philip W. Cook	85%	223,935	170%	447,870
John C. Cirone	70%	177,865	140%	355,730
     The Compensation Committee also established target and maximum restricted stock bonus levels under the 2007 Executive Bonus Plan for the named executive officers, expressed as a percentage of each participant’s base salary for 2007, in accordance with the table set forth below. No later than March 15, 2008, each named executive officer will receive the number of shares of restricted stock that results from dividing the dollar amount attributable to the applicable percentage of base salary by the closing market price of Quicksilver’s common stock on the date of grant. The shares of restricted stock will be granted under Quicksilver’s 2006 Equity Plan, with the shares subject to each grant vesting one-third on each of the first three anniversaries of the date of grant.

	Target		Maximum
	Percentage	Dollar	Percentage	Dollar
	of	Amount	of	Amount
Name	Base Pay	($)	Base Pay	($)
Glenn Darden	100%	331,770	200%	663,540
Thomas F. Darden	100%	331,770	200%	663,540
Jeff Cook	60%	173,048	120%	346,096
Philip W. Cook	55%	144,899	110%	289,798
John C. Cirone	30%	76,228	60%	152,456
     The 2007 cash and restricted stock bonuses are based upon the following four company performance measures, each of which has been assigned the indicated weight: (i) earnings per share – 20%; (ii) cash flow from operations – 20%; (iii) production – 35%; and (iv) reserve growth – 25%. The Compensation Committee established the relative weight to be accorded to each performance measure and various target levels within each performance measure, as set forth in the 2007 Executive Bonus Plan. Bonus amounts under the program are based on actual performance relative to the established performance targets and weightings. The Compensation Committee has discretion to adjust a named executive officer’s potential award based on qualitative individual performance measures. In addition, if minimum specified corporate goals are not met, the Compensation Committee has the discretion to pay a named executive officer an amount not to exceed 25% of the individual’s target amount. The Compensation Committee believes that paying such bonuses in appropriate circumstances could advance Quicksilver’s objectives of attracting, retaining and motivating talented executives.
Long-Term Incentive Awards
     In November 2006, the Compensation Committee considered appropriate long-term incentive awards for 2007. Based on discussions with Longnecker and the Chief Executive Officer, the Compensation Committee determined that awards of restricted stock grants should be in amounts that, when considered with other cash compensation, result in targeting the 75th percentile for total compensation of similarly positioned executives in Quicksilver’s 2007 peer group. In reviewing the Longnecker reports, the Compensation Committee noted that 2006 total compensation for the Chief Executive Officer and the Chairman of the Board were below the 50th percentile. Based on these factors and Quicksilver’s performance, and consistent with the Compensation Committee’s policy to grant long-term incentive awards near the beginning of each year, effective January 1, 2007, the Compensation Committee made the following grants of restricted stock to the named executives officers under Quicksilver’s 2006 Equity Plan, with the shares subject to each grant vesting one-third on each of the first three anniversaries of the date of grant:

Executive	Number of Shares
Glenn Darden	42,000
Thomas F. Darden	42,000
Paul J. Cook	17,000
Philip W. Cook	16,000
John C. Cirone	14,000
Change in Control Arrangements
     On August 24, 2004, the Board adopted the Executive Change in Control Retention Incentive Plan, in which each of the named executive officers participates. Severance benefits are provided if, within a specified period after a change in control occurs, there is an involuntary termination of the individual (including termination for specified “good reason” events). The benefits provided upon involuntary termination under the plan include lump sum payments of three times the sum of the executive’s base salary plus benchmark bonus and certain medical and group life insurance coverage. In addition, upon a change in control, all of the executive’s outstanding equity awards and the individual’s account balance under the 401(k) plan, to the extent permitted by law, immediately become non-forfeitable and exercisable, as applicable. If an executive participating in the plan remains employed by Quicksilver for six months following a change in control, the executive would be entitled to a retention bonus equal to one-half his or her base salary, payable as a lump sum payment. In addition, the 2007 Executive Bonus Plan provides that if a change in control occurs during the plan year, each named executive officer will receive a lump sum cash payment equal to his maximum potential payout under the plan for the full plan year, and the agreements evidencing awards of options, restricted stock and restricted stock units provide that those awards vest upon the occurrence of a change in control. The Compensation Committee believes that these change-in-control arrangements help to maintain the named executive officers’ objectivity in decision making, provide a retention incentive in circumstances where executive continuity may be particularly important and retention risks may be particularly acute, and otherwise align the interests of the named executive officers with those of Quicksilver’s stockholders.

Section 162(m)
     Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that may be deducted by Quicksilver in any one fiscal year with respect to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain “performance based” compensation. It is the Compensation Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in establishing executive compensation programs.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management of Quicksilver. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quicksilver’s Annual Report on Form 10-K for filing with the SEC.
Members of the Compensation Committee

James A. Hughes	W. Yandell Rogers, III
Steven M. Morris	Mark J. Warner

AUDIT COMMITTEE REPORT
     Management is responsible for Quicksilver’s system of internal controls and the overall financial reporting process. Quicksilver’s independent registered public accounting firm is responsible for performing an independent audit of Quicksilver’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Deloitte & Touche LLP, Quicksilver’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance. During fiscal 2006, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with Deloitte & Touche LLP of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Quicksilver’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Quicksilver’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Quicksilver’s audited financial statements in Quicksilver’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.
Members of the Audit Committee

James A. Hughes	W. Yandell Rogers, III
Steven M. Morris	Mark J. Warner

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), for professional services rendered for the audit of Quicksilver’s annual financial statements, the review of the financial statements included in Quicksilver’s quarterly reports on Form 10-Q and comfort letters to underwriters were $914,967 for the year ended December 31, 2006 and $800,596 for the year ended December 31, 2005.
     Audit-Related Fees. The aggregate fees billed by the Deloitte Entities for assurance and related services related to the performance of audits or review of Quicksilver’s financial statements and not described above under “Audit Fees” were $248,300 for 2006 and $27,350 for 2005. In 2006, audit-related services consisted of $32,300 for audits of Quicksilver’s 401(k) Plan and $216,000 for audits of certain entities owned by Quicksilver. In 2005, audit-related services consisted of audits of Quicksilver’s 401(k) Plan.
     Tax Fees. There were no fees billed for 2006 or 2005 by the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning.
     All Other Fees. There were no fees billed for 2006 or 2005 by the Deloitte Entities for products and services other than those described above.
     Pre-Approval Policies and Procedures. In general, all engagements of Quicksilver’s independent registered public accountants, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. The Chair of the Audit Committee, Mr. Morris, is authorized to pre-approve any audit and non-audit services on behalf of the Audit Committee, provided that these decisions are presented to the full Audit Committee at its next regularly scheduled meeting. None of the services described above as Audit-Related Fees were exempt from the pre-approval requirements set forth in SEC rules and regulations.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS
Related-Party Transaction Policy
     The Board has adopted a written related-party transaction policy pursuant to which it has delegated to the Audit Committee the responsibility for reviewing and, if appropriate, approving or ratifying related-party transactions. The policy covers transactions to which Quicksilver or any of its subsidiaries is a party and in which any director or officer of Quicksilver or any person that beneficially owns more than 5% of Quicksilver’s common stock, or an immediate family member of such director, officer or owner, had, has or will have a direct or indirect interest. The policy instructs directors and officers to bring any possible related-party transaction to the attention of Quicksilver’s General Counsel or Compliance Officer, who, unless he or she determines that the transaction is not a related-party transaction, will notify the Chairman of the Audit Committee. The Audit Committee reviews each related-party transaction of which it becomes aware and may approve or ratify a related-party transaction if the Audit Committee determines that the transaction is in the best interest of Quicksilver and its stockholders. In making this determination, the Audit Committee considers (i) whether the terms of the related-party transaction are more or less favorable to Quicksilver than those that could be expected to be obtained from an unrelated third party on an arm’s length basis; (ii) any provisions in Quicksilver’s financing arrangements relating to transactions with related parties or affiliates; and (iii) any other matters the Committee deems relevant and appropriate. The Audit Committee reports periodically to the Board on the nature of the related-party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.
     Quicksilver’s related-party transaction policy applies to any potential related-party transaction other than a transaction involving less than $50,000 or involving compensation by Quicksilver of a related party or an immediate family member of a related party for services as a director or officer of Quicksilver. Accordingly, the Audit Committee has, pursuant to the related-party transaction policy, reviewed and approved or ratified each of the related-party transactions discussed below other than Ms. Self’s compensation as an officer of Quicksilver, which was reviewed and approved by the Compensation Committee.
Related-Party Transactions
     Quicksilver paid $1.4 million in 2006, and expects to pay $1.7 million in 2007, for rent on buildings owned by Pennsylvania Avenue, L.P. (a limited partnership owned by members of the Darden family and Mercury Exploration Company, a corporation owned by members of the Darden family) and WFMG, L.P. (a limited partnership owned 80% by Pennsylvania Avenue and 20% by unrelated parties). Rental rates are determined based on comparable rates charged by third parties. In February 2006, Quicksilver entered into an amendment to its lease with Pennsylvania Avenue to increase the amount of office space covered thereby. In conjunction with this lease amendment, Quicksilver also agreed to sublease a portion of the property it leases to Mercury. At December 31, 2006, Quicksilver had future lease obligations to Pennsylvania Avenue and WFMG of $4.6 million through 2009. The lease amendment increases the obligation by $0.6 million.
     Quicksilver received from Mercury Exploration $0.1 million in 2006 and expects to receive from Mercury Exploration $0.1 million in 2007 for sublease rentals, employee insurance coverage and administrative services.
     During 2006, Quicksilver has paid Regal Jets, LLC (formerly known as Regal Aviation LLC), an unrelated airplane management company, $0.4 million for use of an airplane owned by Sevens Aviation, LLC, a limited liability company owned indirectly by members of the Darden family. Usage rates are determined based on comparable rates charged by third parties. Quicksilver expects to continue to use the plane in 2007, but is unable to predict the aggregate usage fees that it will pay Regal Jets, LLC.
     On June 23, 2006, Quicksilver received an assignment from KC7 Ranch Ltd. of an oil and gas lease dated October 25, 2005 from Si Bar, KC Ranch, Ltd. as lessor to KC7 Ranch Ltd. as lessee covering 2,773 acres in exchange for $0.2 million in cash. Under the terms of the assignment of the lease, KC7 is entitled to a 3.3% overriding royalty interest, pursuant to which KC7 will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. On July 7, 2006, KC7 Ranch Ltd. as lessor granted an oil and gas lease to Quicksilver covering 2,773 acres in exchange for a cash payment of $0.3 million. The lease has a three year primary term and KC7 is entitled to receive a 20% royalty interest pursuant to which it will receive payments from Quicksilver based on any future production of oil or gas from the acreage subject to the lease. Future payments, if any, pursuant to the royalty and overriding royalty interests cannot be estimated at this time. KC7 is a limited partnership in which Quicksilver Energy LP, an entity controlled by members of the Darden family, owns an 80% limited partner interest and maintains additional preferences in distributions of profit from KC7; the other 20% limited partner interest is owned or controlled by Paul J. Cook, Quicksilver’s Executive Vice President – Operations, individually and as trustee for his two children. KC7’s general partner is owned equally by Glenn Darden, Thomas Darden, and Anne Darden Self. The purchase price to acquire the leases and the terms of the leases were determined based on comparable prices and terms paid and granted to third parties with respect to similar leases in the area. The approximate 80% net revenue interest that Quicksilver has in these leases after deducting the royalty and, as applicable, overriding royalty is commensurate with that which Quicksilver has with respect to other leases in the area.
     For her service during 2006 as Quicksilver’s Vice-President – Human Resources, Anne Darden Self received total compensation (calculated in the same manner as total compensation in the Summary Compensation Table in this proxy statement) of $402,778.

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the NCG Committee and approved by the Board for submission to the stockholders, each to serve a three-year term expiring at the annual meeting of Quicksilver’s stockholders in 2010:
•	Anne Darden Self; and

•	Steven M. Morris.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the NCG Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Quicksilver for the year ending December 31, 2007. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Quicksilver’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of Deloitte & Touche LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.
     Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 2.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
STOCKHOLDER PROPOSALS
Stockholder Proposals for Annual Meeting in 2008
     Any stockholder who satisfies the SEC requirements and desires to submit a proposal to be considered for inclusion in Quicksilver’s proxy materials for the annual meeting of stockholders to be held in 2008 must submit the proposal to Quicksilver’s Secretary at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. The proposal must be received no later than December 22, 2007 for Quicksilver to consider it for inclusion.
Other Stockholder Business at Annual Meeting in 2008
     Stockholders who desire to present other business at the annual meeting of stockholders to be held in 2008, including a nomination of a candidate for election as director at such meeting, must notify Quicksilver’s Secretary of such intent in accordance with Quicksilver’s By-Laws by writing to Quicksilver’s Secretary at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. To be timely, such notice must be received no earlier than February 23, 2008 and no later than March 24, 2008. The advance notice must also meet the other requirements of Article II, Section 12 (in the case of business other than nominations) or Section 13 (in the case of nominations) of Quicksilver’s By-Laws. You may obtain a copy of Quicksilver’s By-Laws by writing to Quicksilver’s Secretary at the address above.
     The above Notice of Annual Meeting of Stockholders and this proxy statement are sent by order of the Board.
John C. Cirone
Senior Vice President, General Counsel and Secretary
April 20, 2007

Appendix A
QUICKSILVER RESOURCES INC.
CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS
Amended and Restated as of March 8, 2005
     Any director of Quicksilver Resources Inc. (together with its consolidated subsidiaries, the “Company”) who satisfies all of the following criteria shall be presumed to be an independent director of the Company:
(i)       he or she is not, nor has been within the three years preceding the date of this determination, employed by the Company, and none of his or her immediate family members is, or has been within the three years preceding the date of this determination, an executive officer of the Company;
(ii)      he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of this determination, more than $100,000 in direct compensation from the Company, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of the Company and, (c) compensation received by an immediate family member for services as an employee (other than an executive officer) of the Company;
(iii)     he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is the Company’s internal or external auditor;
(iv)     he or she does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;
(v)      he or she was not, and none of his or her immediate family members was, within the three years preceding the date of this determination (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;
(vi)     he or she is not nor has been, and none of his or her immediately family members is or has been, within the three years preceding the date of this determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and
(vii)    he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years preceding the date of this determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     As used in these Categorical Independence Standards for Directors, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
     As used in these Categorical Independence Standards for Directors, an “executive officer” includes the Company’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for the Company.
     In making a determination regarding a director’s independence, the Board of Directors of the Company shall endeavor to consider all relevant facts and circumstances known to such Board, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and the Company or members of its executive management, on the other hand.
     In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the NYSE listing standards.

A-1

PROXY

QUICKSILVER RESOURCES INC. 777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104

This proxy is solicited by the Board of Directors of Quicksilver Resources Inc. for the annual meeting of stockholders to be held on May 23, 2007.

     The undersigned hereby appoints Philip W. Cook and John C. Cirone and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. common stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 23, 2007 at the Fort Worth Petroleum Club, 777 Main Street, No. 3900, Fort Worth, Texas 76102, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the annual meeting.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “For” the nominees listed herein and the other proposal listed herein and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

		Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as indicated in this example	☒
Proposal 1: ELECTION OF DIRECTORS

	FOR all nominees (except as	WITHHOLD AUTHORITY
Nominees:	marked to the contrary)	to vote for all nominees
01 Anne Darden Self	☐	☐
02 Steven M. Morris
INSTRUCTION: to withhold authority to vote for any individual nominee, strike through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
Proposal 2:	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS QUICKSILVER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007	☐	☐	☐
All shares will be voted as directed herein and, unless otherwise directed, will be voted “For” proposal 1 and “For” proposal 2 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting. You may revoke this proxy at any time prior to the time this proxy is voted.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.	Please check the following box if you plan to attend the annual meeting in person.	☐

Signature	Signature	Date

Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. In the case of a corporation, partnership or other entity, the full name of the organization should be used and the signature should be that of a duly authorized officer or person.

▲ FOLD AND DETACH HERE ▲

INSTRUCTION CARD

QUICKSILVER RESOURCES INC. 777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104

CONFIDENTIAL VOTING INSTRUCTIONS

TO THE TRUSTEE OF THE QUICKSILVER RESOURCES INC. 401(k) PLAN FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2007.

      The undersigned hereby instructs Reliance Trust Company, the trustee of the Quicksilver Resources Inc. 401(k) Plan, to vote in person or by proxy all shares of Quicksilver Resources Inc. common stock credited to my account which are entitled to vote under the 401(k) Plan at the annual meeting of stockholders to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 23, 2007 at the Fort Worth Petroleum Club, 777 Main Street, No. 3900, Fort Worth, Texas 76102, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the annual meeting.

      This instruction card, when properly executed, will be voted in the manner directed herein by the undersigned. If no instruction is given, this proxy will be voted “For” the nominees listed herein and the other proposal listed herein and in accordance with the discretion of the Administrative and Investment Committee under the 401(k) Plan with respect to any other business properly brought before the annual meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

		Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as indicated in this example	☒
Proposal 1: ELECTION OF DIRECTORS

	FOR all nominees (except as	WITHHOLD AUTHORITY
Nominees:	marked to the contrary)	to vote for all nominees
01 Anne Darden Self	☐	☐
02 Steven M. Morris
INSTRUCTION: to withhold authority to vote for any individual nominee, strike through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
Proposal 2:	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS QUICKSILVER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007	☐	☐	☐
All shares will be voted as instructed herein and, unless otherwise instructed, will be voted “For” proposal 1 and “For” proposal 2 and in accordance with the discretion of the Administrative and Investment Commitee with respect to any other business properly brought before the annual meeting.

Please sign exactly as your name appears hereon. Please vote, sign, date and promptly return this instruction card in the enclosed pre-addressed, postage-paid envelope.

Dated:		, 2007

Signature

▲ FOLD AND DETACH HERE ▲